Exhibit 99.1

Rosetta Stone Inc. Reports Third Quarter 2016 Results

Company delivers solid bottom-line performance as year-over-year total operating expense reductions extends to seventh consecutive quarter; Double-digit revenue growth at Lexia and launch of new CatalystTM product in E&E Language segment underscore progress in strategic turnaround

ARLINGTON, VA — November 7, 2016 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the third quarter ended September 30, 2016. Revenue in the third quarter 2016 totaled $48.7 million, down 2% from $49.8 million in the year-ago period. Third quarter 2016 net loss totaled $5.5 million, an improvement of 25% compared to the net loss of $7.3 million in the year-ago period. Included in the third quarter 2016 net loss were (pre-tax) restructuring and impairment charges totaling $1.2 million, compared to (pre-tax) restructuring and impairment charges totaling $0.5 million in the year-ago period. Earnings per diluted share in the third quarter 2016 totaled $(0.25), an improvement of 26% compared to $(0.34) per diluted share in the third quarter 2015.

Third Quarter 2016 Overview

•	Total revenue declined $1.1 million or 2% year-over-year to $48.7 million

•
Revenue at Lexia, the Company’s Literacy segment, grew 52% year-over-year to a record high $8.8 million. Adjusting for the impact of purchase accounting on Lexia's revenue, third quarter 2016 revenue would have been $9.7 million, up 28% year-over-year, compared to $7.6 million in the year-ago period

•
Total operating expenses decreased $5.2 million or 10% year-over-year, representing the Company's seventh consecutive quarter of year-over-year expense reductions. General and administrative expenses declined 17% year-over-year to $10.0 million in the third quarter 2016, which was the lowest quarterly expense level since the first quarter 2009. In addition, sales and marketing expenses and research and development ("R&D") expenses each declined 10% year-over-year

•
Net loss improved 25% year-over-year to $5.5 million or $(0.25) per diluted share; third quarter 2016 results included (pre-tax) charges of $0.2 million for restructuring and $1.0 million for the impairment of capitalized R&D

•	The Company ended the quarter with $32.2 million in cash and cash equivalents with zero debt outstanding

•
Rosetta Stone introduced CatalystTM, the most comprehensive language learning solution for business that the Company has ever offered. Catalyst provides employers intelligence into the language skills of their workforce and tailored learning paths for learners at all levels, in 24 languages including English

“This was a solid quarter of achievement across all facets of Rosetta Stone. Our results reflect the fundamentally strong growth at Lexia and the ongoing investments we are making to support its long-term growth. In addition, ongoing expense reductions have resulted in seven consecutive quarters of favorable year-over-year comparisons and the lowest level of total operating expenses since the first quarter 2009, despite the fact that we now operate three distinct businesses,” said John Hass, Chairman, President and Chief Executive Officer. "Our focus on product innovation was evident again this past quarter with the September launch of Catalyst, our most comprehensive language solution for businesses. This product has strong potential to expand our impact in the enterprise language learning marketplace and we're already seeing strong interest and buy-in from existing customers and new prospects.”
Third Quarter 2016 Review
Revenue: Total revenue declined 2% year-over-year to $48.7 million. Revenue at Lexia, the Company's Literacy segment, grew 52% year-over-year to a record high $8.8 million, reflecting the impact of purchase accounting. Adjusting for the impact of purchase accounting, Lexia's revenue would have been $9.7 million in the second quarter compared to $7.6 million in the year-ago period, and Lexia's pro forma revenue growth would have been 28% year-over-year.

Enterprise & Education ("E&E") Language segment revenue decreased 6% year-over-year to $18.3 million, as a decline in Enterprise revenue more than offset an increase in Education revenue. Consumer segment revenue declined 12% year-over-year to $21.6 million, primarily reflecting a decline in the Company's direct-to-consumer ("DTC") business and the sale of the Korea entity in the third quarter of 2015.
US$ thousands, except for percentages

	Three Months Ended September 30,
	2016	Mix %	2015	Mix %	% change
Revenue from:
Enterprise & Education ("E&E") Language	$18,336	38%	$19,548	39%	(6)%
Literacy	8,786	18%	5,784	12%	52%
Consumer	21,571	44%	24,470	49%	(12)%
Total	$48,693	100%	$49,802	100%	(2)%
Net Loss: The third quarter 2016 net loss improved 25% year-over-year to $5.5 million or $(0.25) per diluted share, compared to a net loss of $7.3 million or $(0.34) per diluted share in the year-ago period. Net loss included the (pre-tax) charges of $0.2 million for restructuring and $1.0 million for impairment in the third quarter 2016, compared to (pre-tax) charges of $0.1 million for restructuring and $0.4 million for impairment in the year-ago period.

Management's ongoing efforts to return the Company to profitability have resulted in seven consecutive quarters of favorable year-over-year operating expense improvements on both a reported basis as well as before restructuring and impairment charges in all periods. Total operating expenses decreased $5.2 million or 10% year-over-year to $44.5 million in the third quarter 2016, which included year-over-year increases of $0.1 million in restructuring charges and $0.7 million in impairment charges. The increase in impairment was due to a $1.0 million non-cash charge to impair capitalized R&D that no longer aligns to the Company's strategic direction.

Decreases were realized in all three major operating expense categories in the third quarter 2016, with the most significant percentage reduction being a $2.1 million or 17% year-over-year decrease in general and administrative expenses and the most significant dollar reduction being a $3.1 million or 10% year-over-year decrease in sales and marketing expenses. Research and development expenses also decreased $0.7 million or 10% year-over-year.

Balance Sheet: The Company had zero debt and a cash and cash equivalents balance of $32.2 million at September 30, 2016. Deferred revenue increased to $145.0 million at September 30, 2016, compared to $142.7 million at December 31, 2015. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $115.7 million or approximately 80% of the total September 30, 2016 balance.

Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $2.8 million in the third quarter 2016, compared to $5.2 million in the third quarter 2015. Adjusted EBITDA, a non-GAAP financial measure, improved $4.0 million year-over-year to $2.4 million in the third quarter, compared to $(1.6) million in the year-ago period.
Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the Company's 2016 outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on November 14. Investors may dial into the replay using 1-412-317-6671 and passcode 13647537.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," or "projects." These statements may include, but are not limited to, statements relating to: our revised business strategy; guidance or projections related to revenue, Adjusted EBITDA, bookings, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, impairment, depreciation, amortization, stock-based compensation, and restructuring expenses. In addition, Adjusted EBITDA excludes "Other" items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution includes segment revenue and expenses incurred directly by the segment, including material costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analyses, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The Company's innovative, personalized language and reading programs drive positive learning outcomes in thousands of schools, businesses, government organizations and for millions of individual learners around the world.

Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning and is widely recognized today as the industry leader in providing effective language programs. The Company's cloud-based programs allow users to learn online or on-the-go via tablet or smartphone, whether in a classroom, in a corporate setting, or in a personal learning environment. Rosetta Stone is also a leader in the literacy education space, helping millions of students build fundamental reading skills through its Lexia Learning division. Additionally, the Company's Fit Brains business offers personalized brain training programs developed by neuroscientists and award-winning game designers to be fun and help keep your brain sharp.

Rosetta Stone is based in Arlington, VA, and has offices and operations around the world. For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$32,221	$47,782
Restricted cash	398	80
Accounts receivable (net of allowance for doubtful accounts of $1,149 and $1,196, at September 30, 2016 and December 31, 2015, respectively)	38,096	47,327
Inventory	8,046	7,333
Deferred sales commissions	14,016	13,526
Prepaid expenses and other current assets	4,426	3,612
Total current assets	97,203	119,660
Deferred sales commissions	4,598	5,614
Property and equipment, net	25,020	22,532
Goodwill	48,991	50,280
Intangible assets, net	23,878	28,244
Other assets	1,698	2,213
Total assets	$201,388	$228,543
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$9,862	$10,778
Accrued compensation	11,628	8,201
Income tax payable	156	121
Obligations under capital lease	551	521
Other current liabilities	22,750	35,318
Deferred revenue	115,699	106,868
Total current liabilities	160,646	161,807
Deferred revenue	29,294	35,880
Deferred income taxes	5,868	4,998
Obligations under capital lease	2,255	2,622
Other long-term liabilities	870	826
Total liabilities	198,933	206,133
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,445 and 23,150 shares issued and 22,445 and 22,150 shares outstanding at September 30, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	189,367	185,863
Accumulated loss	(171,731)	(149,794)
Accumulated other comprehensive loss	(3,748)	(2,226)
Treasury stock, at cost, 1,000 and 1,000 shares at September 30, 2016 and December 31, 2015, respectively	(11,435)	(11,435)
Total stockholders' equity	2,455	22,410
Total liabilities and stockholders' equity	$201,388	$228,543

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Product	$9,666	$13,905	$27,656	$48,088
Subscription and service	39,027	35,897	114,755	111,567
Total revenue	48,693	49,802	142,411	159,655
Cost of revenue:
Cost of product revenue	2,461	3,372	7,495	12,728
Cost of subscription and service revenue	5,910	5,294	16,888	16,260
Total cost of revenue	8,371	8,666	24,383	28,988
Gross profit	40,322	41,136	118,028	130,667
Operating expenses:
Sales and marketing	27,161	30,234	86,694	100,939
Research and development	6,347	7,056	19,666	22,981
General and administrative	9,969	12,053	30,864	39,727
Impairment	1,028	358	3,930	809
Lease abandonment and termination	—	—	30	—
Total operating expenses	44,505	49,701	141,184	164,456
Loss from operations	(4,183)	(8,565)	(23,156)	(33,789)
Other income and (expense):
Interest income	11	1	34	12
Interest expense	(120)	(90)	(353)	(271)
Other income and (expense)	633	819	2,788	(1,265)
Total other income and (expense)	524	730	2,469	(1,524)
Loss before income taxes	(3,659)	(7,835)	(20,687)	(35,313)
Income tax expense (benefit)	1,793	(534)	1,250	47
Net loss	$(5,452)	$(7,301)	$(21,937)	$(35,360)
Loss per share:
Basic	$(0.25)	$(0.34)	$(1.00)	$(1.65)
Diluted	$(0.25)	$(0.34)	$(1.00)	$(1.65)
Common shares and equivalents outstanding:
Basic weighted average shares	21,993	21,771	21,936	21,493
Diluted weighted average shares	21,993	21,771	21,936	21,493

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,452)	$(7,301)	$(21,937)	$(35,360)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Stock-based compensation expense	1,639	1,974	3,457	5,369
(Gain) loss on foreign currency transactions	(488)	(350)	(2,831)	1,345
Bad debt expense	191	651	471	1,603
Depreciation and amortization	3,226	3,492	9,812	10,175
Deferred income tax expense	349	193	857	572
Loss on disposal of equipment	96	58	132	56
Amortization of deferred financing fees	71	36	203	104
Loss on impairment	1,028	358	3,930	809
Loss (gain) from equity method investments	6	—	46	(9)
Gain on divestiture of subsidiary	—	(660)	—	(660)
Net change in:
Restricted cash	6	(21)	(354)	3
Accounts receivable	(3,177)	(5,325)	8,912	26,340
Inventory	(101)	(464)	(723)	(1,631)
Deferred sales commissions	(1,429)	(2,854)	552	(4,301)
Prepaid expenses and other current assets	998	1,439	(705)	(60)
Income tax receivable or payable	1,238	(304)	48	(937)
Other assets	39	(46)	365	(205)
Accounts payable	707	1,808	(923)	(8,930)
Accrued compensation	1,762	(884)	3,423	(4,974)
Other current liabilities	(7,156)	(1,506)	(13,077)	(21,381)
Other long-term liabilities	206	(97)	43	(418)
Deferred revenue	12,720	17,036	2,353	13,117
Net cash provided by (used in) operating activities	6,479	7,233	(5,946)	(19,373)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,694)	(2,052)	(9,628)	(7,205)
Proceeds from sale of fixed assets	—	—	38	—
Acquisitions, net of cash acquired	—	—	—	(1,688)
Net cash outflow from divestiture of subsidiary	—	(186)	—	(186)
Other investing activities	—	(6)	—	(286)
Net cash used in investing activities	(3,694)	(2,244)	(9,590)	(9,365)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	10	77	47	114
Payment of deferred financing costs	(82)	(91)	(182)	(125)
Payments under capital lease obligations	(102)	(93)	(440)	(468)
Net cash used in financing activities	(174)	(107)	(575)	(479)
Increase (decrease) in cash and cash equivalents	2,611	4,882	(16,111)	(29,217)
Effect of exchange rate changes in cash and cash equivalents	(95)	(318)	550	(1,073)
Net increase (decrease) in cash and cash equivalents	2,516	4,564	(15,561)	(30,290)
Cash and cash equivalents—beginning of period	29,705	29,803	47,782	64,657
Cash and cash equivalents—end of period	$32,221	$34,367	$32,221	$34,367

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP net loss	$(5,452)	$(7,301)	$(21,937)	$(35,360)
Total other non-operating (income) expense, net	(524)	(730)	(2,469)	1,524
Income tax expense (benefit)	1,793	(534)	1,250	47
Impairment	1,028	358	3,930	809
Depreciation and amortization	3,226	3,492	9,812	10,175
Stock-based compensation	1,639	1,974	3,457	4,321
Stock-based compensation expense related to restructuring	—	—	—	1,048
Restructuring expenses	162	105	5,183	7,761
Other EBITDA adjustments	543	1,015	1,681	1,124
Adjusted EBITDA*	$2,415	$(1,621)	$907	$(8,551)

* Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, impairment, depreciation, amortization, stock-based compensation, and restructuring expenses. In addition, Adjusted EBITDA excludes “Other” items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.
Reconciliation of Cash Provided by (Used in) Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net cash provided by (used in) operating activities	$6,479	$7,233	$(5,946)	$(19,373)
Purchases of property and equipment	(3,694)	(2,052)	(9,628)	(7,205)
Free cash flow*	$2,785	$5,181	$(15,574)	$(26,578)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Supplemental Information
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2015	Jun 30 2015	Sep 30 2015	Dec 31 2015	Dec 31 2015	Mar 31 2016	Jun 30 2016	Sep 30 2016
Revenue by Segment (in thousands, except percentages)

Enterprise & Education Language	18,998	18,558	19,548	19,025	76,129	18,331	17,490	18,336
Literacy	4,170	4,733	5,784	7,241	21,928	7,577	7,950	8,786
Consumer	35,274	28,120	24,470	31,749	119,613	22,094	20,276	21,571
Total	58,442	51,411	49,802	58,015	217,670	48,002	45,716	48,693

YoY Growth (%)
Enterprise & Education Language	15%	6%	(1)%	(10)%	2%	(4)%	(6)%	(6)%
Literacy	196%	146%	103%	94%	121%	82%	68%	52%
Consumer	(18)%	(26)%	(42)%	(42)%	(32)%	(37)%	(28)%	(12)%
Total	(4)%	(10)%	(23)%	(27)%	(17)%	(18)%	(11)%	(2)%

% of Total Revenue
Enterprise & Education Language	33%	36%	39%	33%	35%	38%	38%	38%
Literacy	7%	9%	12%	12%	10%	16%	17%	18%
Consumer	60%	55%	49%	55%	55%	46%	45%	44%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	46,189	41,539	40,639	49,599	177,966	39,795	37,626	41,042
International	12,253	9,872	9,163	8,416	39,704	8,207	8,090	7,651
Total	58,442	51,411	49,802	58,015	217,670	48,002	45,716	48,693

Revenues by Geography (as a %)
United States	79%	81%	82%	85%	82%	83%	82%	84%
International	21%	19%	18%	15%	18%	17%	18%	16%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.